EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2018 Financial Results

MENLO PARK, Calif., Jan. 31, 2019 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended December 28, 2018.

“2018 was another year of solid growth for Exponent. We posted high-single digit revenue growth, expanded our EBITDA1 margin and generated strong operating cash flow. We continued to see increased demand from several industries and geographies.  Exponent had strong demand for design consulting services as the consumer electronics industry continued to innovate and face manufacturability challenges.  Increasingly clients from the energy, mining and infrastructure sectors with technical and construction management issues on large capital projects engaged our inter-disciplinary teams to evaluate these claims. Our highly credentialed scientists were engaged to assess the increasing concerns regarding the impact of chemicals on human health and the environment. We expect continued strength in these areas as we move through 2019,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Our results reflect strong performance and positive momentum in several business areas, partially offset by a challenging year-over-year comparison due to the large human factors project, which concluded during the third quarter of 2018. While we do not anticipate another project of this scale, we expanded our human factors practice during the year and are currently engaged with a variety of clients in the consumer products industry. We have a unique market position, a diversified portfolio of clients and highly skilled professionals from multiple disciplines that will enable us to solve complex and critical issues on a global basis in 2019 and beyond,” continued Dr. Corrigan.

“Consistent with our ongoing commitment to return value to shareholders, we are pleased to announce the authorization of an additional $75 million in share repurchases and an increase in our quarterly cash dividend to $0.16,” stated Dr. Corrigan.

Fourth Quarter Financial Results

Total revenues in the fourth quarter of 2018 grew 4% to $92.1 million, as compared to $88.3 million in the same quarter of 2017. Revenues before reimbursements increased 3% to $85.3 million as compared to $82.7 million in the same period one year ago.

Net income was $16.0 million, or $0.30 per diluted share, in the fourth quarter of 2018, as compared to a net loss of $3.7 million, or $0.07 per diluted share, in the same period of 2017. During the fourth quarter of 2017, the Company recorded a one-time income tax expense of $16.5 million related to the new Tax Legislation2. Excluding this expense and recognizing the lower corporate tax rate, net income increased 25% in the fourth quarter of 2018, as compared to $12.8 million or $0.24 per diluted share for the same period last year.

EBITDA1 increased 4% to $22.6 million, as compared to $21.8 million in the fourth quarter of 2017.

Fiscal Year 2018 Financial Results

For fiscal year 2018, total revenues increased 9% to $379.5 million, as compared to $347.8 million in 2017. Revenues before reimbursements increased 8% to $354.6 million, as compared to $329.7 million in the prior year.

Net income for fiscal year 2018 was $72.3 million, or $1.33 per diluted share, as compared to $41.3 million, or $0.77 per diluted share, in 2017. For comparison purposes, excluding the one-time income tax expense of $16.5 million related to the new Tax Legislation2 recorded in the fourth quarter of 2017 and recognizing the lower corporate tax rate, fiscal year 2018 net income increased 25% as compared to $57.8 or $1.07 per diluted share in fiscal year 2017. As a reminder, in the first quarter of 2016, Exponent adopted a new accounting standard3 for the classification of tax adjustments associated with share-based awards. The tax benefit realized for fiscal year 2018 was $4.2 million, or $0.08 per diluted share, as compared to $6.5 million or $0.12 per diluted share in 2017.

EBITDA1 in fiscal year 2018 increased 11% to $96.9 million, as compared to $87.5 million the prior year.

For fiscal year 2018, net cash generated from operating activities was $91.2 million. During the year, Exponent paid $27.2 million in dividends, repurchased $27.9 million of common stock and ended the year with $208.6 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced that its Board of Directors has authorized an additional $75 million in share repurchases, increasing the Company’s current authorization to approximately $92.5 million. The Company also announced an increase in its quarterly cash dividend from $0.13 to $0.16 to be distributed on March 22, 2019 and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 80% of the Company’s fourth quarter and 2018 net revenues. Net revenues grew 4% in the fourth quarter and 8% in fiscal year 2018 as compared to 2017. For the quarter and year, this segment had noteworthy performances in its human factors, material science, thermal science, polymer science and mechanical engineering practices. The firm maintained its leadership in failure analysis as it was called upon throughout the year to determine what happened when a disaster occurs.  These events range from structural failures on major infrastructure to functional failures on nanoscale components.  Exponent also expanded its reputation as the go-to consultants for advice on creating more reliable products, especially in the area of battery technology.

Exponent’s environmental and health segment represented approximately 20% of the Company’s fourth quarter and 2018 net revenues. Net revenues in this segment were approximately flat in the fourth quarter and grew 4% in fiscal year 2018, as compared to 2017. Growth for the year was driven by work in the chemical regulation and food safety practice, as the world focuses on human health and the environment.

Business Outlook

“Our outlook for the full year 2019 reflects positive momentum in a number of business areas, partially offset by a challenging year-over-year comparison due to the conclusion of the large human factors project. We expect revenues before reimbursements for the full year 2019 to grow in the mid- to high-single digits as compared to 2018. 2019 EBITDA1 margin is expected to decline by approximately 75 to 125 basis points, as compared to 2018,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“As expectations regarding human health, safety and the environment continue to grow in a world of increasing technological complexity, clients turn to Exponent for solutions. Our ability to attract and retain top engineers and scientists allows us to leverage our vast historical knowledge, and at the same time serve as thought leaders for the newest technologies.  These market drivers and our differentiated offering of elite inter-disciplinary teams has allowed us to grow through a variety of economic cycles during our 50-plus year operating history. Exponent is uniquely positioned to advise clients with increasingly complex needs across industries and geographies,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, January 31, 2019, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 394-8218 or (323) 701-0225. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820 and entering passcode 1767771#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

2 The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

3 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's inter-disciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 28, 2018 and December 29, 2017
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 28,	December 29,	December 28,	December 29,
	2018	2017	2018	2017

Revenues
Revenues before reimbursements	$85,269	$82,718	$354,639	$329,664
Reimbursements	6,874	5,564	24,884	18,135
Revenues	92,143	88,282	379,523	347,799

Operating expenses
Compensation and related expenses	46,376	52,842	215,052	210,289
Other operating expenses	7,742	7,578	30,599	29,544
Reimbursable expenses	6,874	5,564	24,884	18,135
General and administrative expenses	4,365	4,503	17,532	17,780
	65,357	70,487	288,067	275,748
Operating income	26,786	17,795	91,456	72,051

Other income, net
Interest income, net	938	422	2,751	1,294
Miscellaneous income, net	(5,765)	2,504	(890)	9,164
	(4,827)	2,926	1,861	10,458
Income before income taxes	21,959	20,721	93,317	82,509
Income taxes	5,923	24,426	21,063	41,204

Net income (loss)	$16,036	$(3,705)	$72,254	$41,305

Net income per share:
Basic	$0.30	$(0.07)	$1.37	$0.78
Diluted	$0.30	$(0.07)	$1.33	$0.77

Shares used in per share computations:
Basic	52,839	52,726	52,906	52,724
Diluted	54,119	52,726	54,168	53,972

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 28, 2018 and December 29, 2017
(unaudited)
(in thousands)

	December 28,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$127,059	$124,794
Short-term investments	81,495	71,604
Accounts receivable, net	105,814	110,100
Prepaid expenses and other assets	12,244	9,011
Total current assets	326,612	315,509
Property, equipment and leasehold improvements, net	46,103	35,014
Goodwill	8,607	8,607
Other assets	87,614	80,459
	$468,936	$439,589

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$12,283	$14,741
Accrued payroll and employee benefits	76,855	70,064
Deferred revenues	9,166	8,302
Total current liabilities	98,304	93,107
Other liabilities	55,256	56,102
Deferred rent	1,467	1,292
Total liabilities	155,027	150,501

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	227,283	210,230
Accumulated other comprehensive (loss) income	(2,853)	(2,029)
Retained earnings	342,024	303,990
Treasury stock, at cost	(252,611)	(223,169)
Total stockholders' equity	313,909	289,088
	$468,936	$439,589

EXPONENT, INC.
Tax Legislation (1)
For the Quarter and Year Ended December 29, 2017
(unaudited)
(in thousands)

	Quarter Ended	Year Ended
	December 29,	December 29,
	2017	2017

Net Income (loss)	$(3,705)	$41,305
Impact of Tax Legislation	16,507	16,507
Net Income excluding the impact of
of Tax Legislation (1)	$12,802	$57,812

Divided by average diluted shares used in the
calculation of diluted earnings (excluding the
impact of Tax Legislation) per share	54,002	53,972

Diluted earnings per share excluding
the impact of Tax Legislation (1)	$0.24	$1.07

Diluted shares used in the calculation of diluted
earnings per share	52,726	53,972
Impact of Tax Legislation	1,276	-

Diluted shares used in the calculation
of diluted earnings per share excluding the
impact of Tax Legislation (1)	54,002	53,972

(1) The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of Tax Legislation to the Company was an increase in income tax expense of $16,507,000 in the fourth quarter of 2017.The Company has significant domestic deferred tax assets primarily associated with its deferred compensation plan and stock-based compensation program, which were previously valued at the federal corporate tax rate of 35%.  The Company’s deferred tax assets were re-measured at the lower enacted corporate tax rate of 21% which contributed $15,137,000 to the estimated increase in income tax expense associated with the Tax Legislation.  The Company also has foreign earnings that were subject to the mandatory repatriation tax.  The total mandatory repatriation tax, net of the benefit of the Company’s foreign tax credits, contributed $1,370,000 to the estimated increase in income tax expense associated with the Tax Legislation.  Management believes that presenting the Company’s results excluding Tax Legislation is meaningful as excluding this item increases the comparability of period-to-period results.  Net income and diluted earnings per share excluding the impact of Tax Legislation are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

EXPONENT, INC.
EBITDA and EBITDAS (2)
For the Quarters Ended December 28, 2018 and December 29, 2017
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	December 28,	December 29,	December 28,	December 29,
	2018	2017	2018	2017

Net Income (loss)	$16,036	$(3,705)	$72,254	$41,305

Add back (subtract):

Income taxes	5,923	24,426	21,063	41,204
Interest income, net	(938)	(422)	(2,751)	(1,294)
Depreciation and amortization	1,582	1,523	6,292	6,285

EBITDA (2)	22,603	21,822	96,858	87,500

Stock-based compensation	3,388	3,427	16,993	16,155

EBITDAS (2)	$25,991	$25,249	$113,851	$103,655

(2) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.